Suite 400 - 889 West Pender Street
Vancouver, BC Canada V6C 3B2
Tel 604 694-6070
Fax 604 585-8377
info@staleyokada.com
www.staleyokada.com

April 27, 2007

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We are the former independent auditors for PlayBOX (US) Inc., a Nevada corporation (the “Company”). We have been furnished with a copy of the Company’s disclosure under the heading “Changes In and Disagreements with Accountants” in the Company’s SB-2 Registration Statement, Amendment No. 5, dated April 27, 2007, disclosing our resignation as independent public auditor of the Company. We confirm our agreement with the statements made in such disclosure insofar as they relate to our firm. We are not in a position to agree or disagree with the statements in such disclosure regarding the approval of our resignation by the Board of Directors of the Company or the appointment of new independent auditors by the Company.

Very truly yours,

“Staley, Okada & Partners”

Staley, Okada & Partners
CHARTERED ACCOUNTANTS